Exhibit 10.99
Carter Holt Harvey Limited
Whakatane Mill Limited
Transition Services Agreement

Transition Services Agreement
Date ► May 4, 2010
Between the parties

CHH	Carter Holt Harvey Limited

Buyer	Whakatane Mill Limited

Recitals	1 CHH and the Buyer have entered into an asset purchase agreement dated on or about the date of this agreement under which the Business will transfer from CHH to the Buyer.
2 The Buyer has requested CHH to provide it with certain transition services to allow for an orderly continuation of the Business.
3 CHH agrees to provide or procure the provision of the Transition Services to the Buyer and to perform certain related obligations in accordance with the terms of this agreement.

The parties agree as follows:

1	Definitions and interpretation

1.1	Definitions

In this agreement:

Term	Meaning
Asset Purchase	the asset purchase agreement dated on or about the date of this agreement
Agreement	between CHH and the Buyer.

Business	the business operated by CHH at the Whakatane Mill, which will be operated by the Buyer after Completion.

Business Day	any day (other than a Saturday or Sunday or public holiday) on which registered banks in New Zealand are open for business.

Completion	completion of the Asset Purchase Agreement.

Confidential Information	of a party means all confidential, non-public or proprietary information including without limitation trade secrets, all financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge relating to that party or a Related Company to that party from time to time of which any other party becomes aware, both before and after the day this agreement is signed.

Force Majeure Event	any or all of the following events or occurrences and the effects thereof: acts of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

Government Agency	any government or any public, statutory, governmental (including a local authority), semi-governmental, local governmental or judicial body, entity, department or authority, any self-regulatory organisation established under statute or any other body that has legal power to require another person to act or not act in a particular way or to authorise a particular act in any part of the world.

Law	includes:
(a) principles of law or equity established by applicable decisions of New Zealand courts;

(b) applicable statutes, regulations, rulings or by-laws of New Zealand or a Government Agency; and

(c) requirements and approvals (including conditions) of a Government

Term	Meaning

Agency that have the force of law and district and regional plans (including any guidelines or similar rules which have legally binding effect).

Related Company	has the meaning given to the term in section 2(3) of the Companies Act 1993 amended such that the term “company” where used in that section includes any corporate entity wherever incorporated.

Term	the period defined in clause 2.

Transition Services	the transition services and obligations set out in schedule 1 and in clause 10 which are to be provided or performed by or on behalf of CHH during the Term.

Whakatane Mill	CHH’s mill at Whakatane, which will be transferred to the Buyer on Completion.
1.2	Interpretation

In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to a clause, party or schedule is a reference to a clause of, and a party and schedule to, this agreement and a reference to this agreement includes any schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(g)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h)	a reference to a party to a document includes that party’s successors and permitted assigns;

(i)	no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(j)	a promise or agreement by two or more persons binds them jointly and severally; and

(k)	New Zealand dollars, dollars, NZ$ or $ is a reference to the lawful currency of New Zealand.

1.3	Business Day

Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Term

The Term commences at Completion and continues until terminated in respect of any or all Transition Services in accordance with this agreement.

3	Services and Variations

3.1	Transition Services

Subject to clause 5.3, and conditional upon Completion occurring, CHH agrees to provide or procure the provision of Transition Services and the other services referred to in this agreement, to the Buyer during the Term, in accordance with this agreement.

3.2	Variation of Services

The parties may agree in writing to vary the Transition Services.

4	Fees and costs

(1)	The Buyer will pay fixed monthly fees, as set out in schedule 1 and adjusted in accordance with clause 4(4), for the provision of the Transition Services by CHH, plus GST, in respect of each Transition Service to cover all expenses other than:
(a)	the costs of CHH meeting the Buyer’s Prudential Requirements under clause 9 (the fee for meeting such Prudential Requirements will be paid in accordance with 9(3));

(b)	the costs of providing the Debtor Insurance under clause 9 (the fee for providing such Debtor Insurance will be paid in accordance with clause 9(6));

(c)	any other costs incurred by CHH as a result of providing the Transition Services under this agreement (including under clause 7.1) which are outside the combined ordinary course operating expenses of the Business and which have been incurred with the prior consent of the Buyer (not to be unreasonably withheld or delayed).
(2)	The Buyer shall pay the fixed monthly fee referred to in clause 4(1) above in respect of each Transition Service, and reimburse all costs or disbursements incurred by CHH by the last day of the month following the date of the invoice received from CHH and referred to in clause 4(1)(c) for such fees, costs or disbursements.

(3)	The monthly fees set out in Schedule 1 for Payroll, Accounts Payable, Accounts Receivable, Cash Management and IT Transition Services are based on 2010 budgeted costs. The Buyer shall only be liable for the actual costs to CHH of these Transition Services. After 31 December of each year, or the termination of any Transition Service, CHH shall promptly undertake a review of the actual costs of the Transition Services, on a service by service basis, during the relevant period and if the actual costs were less than the aggregate amounts paid by the Buyer, CHH will promptly pay the Buyer the difference in such amounts, or if the actual costs were greater than the aggregate amounts paid by the Buyer, CHH will invoice the Buyer for the difference in such amounts and the Buyer shall promptly pay the invoiced amount.

(4)	On the 1st Business Day of each calendar year, or such other date as the parties may agree, of the Term:
(a)	the monthly fee for each of the Corporate Services, Procurement and Energy Management Transition Services shall be adjusted for any movement in the CPI (being the New Zealand Consumer Price Index) over the previous calendar year;

(b)	the monthly fee for Payroll, Accounts Payable, Accounts Receivable, Cash Management and IT Transition Services shall be adjusted to a monthly apportionment of the budgeted costs for the forthcoming year; and

(c)	CHH will provide the Buyer with details of the calculations of all allocations of budgeted costs.
(5)	Goods and services tax is payable in addition to the fees for the Transition Services and any other fees or costs referred to in this agreement.
5	Limitations to Transition Services
5.1	Acknowledgment by the Buyer

The Buyer agrees that the limitations in this clause 5 apply with respect to CHH’s provision or procurement of the provision of the Transition Services.
5.2	Manner of performance
(1)	CHH will use reasonable endeavours to perform or have performed the Transition Services materially:
(a)	consistent with practices in effect with respect to the provision of like services by or to the Business at the time of Completion, including with respect to the type, quality and timeliness of such Transition Services; and

(b)	to the equivalent standard of equivalent services provided to other divisions of CHH.
(2)	In carrying out any of the Transition Services which require CHH to negotiate price with a third party on the Buyer’s behalf:
(a)	where CHH also purchases goods or services for itself from the same supplier, CHH will use its reasonable endeavours to ensure that the Buyer receives the same pricing, adjusted for any factors specific to the Whakatane Mill, including, but not limited to, location and freight, as that received by CHH; and

(b)	where CHH does not purchase goods or services for itself from the same supplier, CHH will use its reasonable endeavours to promote the Buyer’s commercial interests and negotiate pricing, adjusted for any factors specific to the Whakatane Mill, including, but not limited to, location and freight, that CHH would expect to receive if CHH were procuring the same goods or services for itself.
CHH will not act in a manner which favours CHH’s procurement strategy ahead of that of the Buyer.
(3)	The Buyer may specify preferred suppliers for supplying all or any goods or services contemplated in clause 5.2(2). Where the Buyer has specified a preferred supplier of such goods or services, CHH will seek to procure the relevant goods or services from the preferred supplier in preference to other suppliers.
5.3	Third party assets
(1)	The Buyer acknowledges that the provision of Transition Services may require that it has access to software licensed by, or equipment leased by, CHH or a Related Company of CHH from a third party.

(2)	Subject to clause 5.3(3), CHH shall grant or shall procure that a Related Company of CHH will grant to the Buyer a sub-licence or sub-lease, as applicable, under rights CHH may have, if any, in such third party software or equipment, but only to the extent necessary to effect the provision of Transition Services and only to the extent that CHH or its Related Company has the right to grant such sub-license or sub-lease, provided that CHH shall not be responsible for any failure of or defects in such third party software or equipment.

(3)	To the extent that CHH or its Related Company requires the consent of the counterparty to any licence or lease in order to grant to the Buyer a sub-licence or sub-lease, and that consent is not obtained before Completion, CHH or its Related Company will continue to use reasonable endeavours to obtain such consent. CHH will have no obligation under this agreement to provide the relevant Transition Services for which the sub-license or sub-lease is required unless and until that consent is obtained.

(4)	The Buyer must comply with any disclosed terms and conditions of any third party licences or leases sub-licensed or sub-leased to it by CHH pursuant to clause 5.3(2) and the Buyer shall indemnify CHH against all loss or damage incurred or suffered by CHH or any of its Related Companies arising out of a breach by the Buyer of its obligations under this clause or any use by the Buyer of any software or equipment where CHH is not able to grant or procure the grant of a sub-licence or sub-lease and this has been notified by CHH to the Buyer in writing.
6	Lease of land
6.1	Lease of garage site

(1)	The Buyer has agreed to grant a lease of an area of land being retained by CHH and across the road from the Whakatane Mill, as approximately shown in the map attached as Schedule 3 (Lease Area), in favour of third parties to carry out maintenance activities for the Buyer (Permitted Use). In consideration of the Buyer paying to CHH a fee of $1 per annum (which the parties acknowledge has been paid), CHH grants to the Buyer a lease of the Lease Area for the Permitted Use (Lease). CHH agrees that the Buyer may grant a sub-lease or license of the Lease Area.

(2)	The Buyer or a third party nominated by the Buyer shall pay for all electricity, telephones, telecommunications and other utilities or services supplied to or used in the Lease Area. If any charges or assessments payable by the Buyer pursuant to this clause 6.1(2) are not separately charged or assessed, the Buyer shall upon demand pay a fair proportion as reasonably determined by CHH.

(3)	The Buyer will comply, and will ensure that its sub-lessee or licensee complies, with all statutes, bylaws and regulations which relate to the use of the Lease Area and shall obtain and retain at its own cost, all necessary licences, consents and permits. The Buyer and its employees, contractors, agents, invitees, sub-lessees and licensees shall observe and perform the rules and regulations of CHH in respect of the Lease Area (as amended and modified from time to time by CHH).

(4)	In carrying out the Permitted Use and exercising its rights under this Lease, the Buyer shall not interfere with or inconvenience (as appropriate):
(a)	any of the services of CHH;

(b)	CHH or any tenant or other occupier of any adjacent land in the conduct of its use, occupation or enjoyment of that land: and

(c)	the occupier of any neighbouring land in the conduct of its business.
(5)	The Buyer shall at the expiration or sooner termination of this Lease vacate the Lease Area and remove all rubbish, plant, machinery and any permanent structures (including foundations), chattels and fixtures and fittings which are the property of the Buyer (or any sub-lessee or licensee of the Lease Area) and make good, at its own expense, any damage caused by such removal and leave the Lease Area in a clean and tidy condition to the satisfaction of CHH and in similar condition as the Lease Area existed as at the commencement of this Lease.

7	Access, privacy and confidentiality

7.1	Access

(1)	Each party must provide the other with reasonable access to its personnel, premises and assets to the extent reasonably required by the other party to receive or provide the Transition Services under this agreement. The parties acknowledge that CHH will be entitled to provide direction to personnel of the Buyer to the extent reasonably necessary to facilitate receipt or performance of the Transition Services, except where any such direction would materially interfere with the operation of the Business or the Whakatane Mill, in which case CHH will not issue such direction without the consent of the Buyer (not to be unreasonably withheld or delayed).

(2)	Each party must maintain commercially reasonable security measures and procedures to prevent unauthorised access to, or use of, the Transition Services provided by or on behalf of CHH and must take all measures reasonably required by the other party.

(3)	Each party must follow the documented and notified processes, policies and procedures (including in relation to safety) of the other party when accessing such other party’s premises or assets.

(4)	The Buyer must not allow access to or use of Transition Services by any third party without the prior written consent of CHH (such consent will not be unreasonably withheld or delayed), except where such third party is a Related Company of the Buyer whose use or access to the Transition Services is directly required to support the Business.

7.2	Privacy

Each party must, in respect of personal information to which that party has access as a result of this agreement, in all material aspects:
(a)	comply with the relevant and applicable provisions of the Privacy Act 1993 and such other data protection legislation and applicable codes of conduct as may be in force from time to time, including in respect of the collection, storage, use and disclosure of information, as if it were the party subject to regulation;

(b)	comply with any reasonable privacy policy which has been adopted by another party and which has been notified to the first party prior to the execution of this agreement as if it were bound by that policy;

(c)	comply with any reasonable written direction of another party in relation to the means of compliance with such legislation, codes of conduct or privacy policy; and

(d)	reasonably cooperate with each party in the resolution of any complaint alleging a breach of such legislation or privacy policy.
7.3	No disclosure of Confidential Information

No party may directly or indirectly disclose to any other person, or use or allow to be disclosed or used for any purpose except as contemplated by this agreement, any Confidential Information of another party that it acquires under or as a result of this agreement, and must hold as confidential such information, except where:
(a)	required by law or any recognised stock exchange on which its securities or the securities of any Related Company are listed;

(b)	necessary to perform or enforce its obligations under this agreement;

(c)	the other party consents to its disclosure;

(d)	it is publicly available other than by breach of this agreement; or

(e)	it is already in the possession of that party or comes into its possession other than by a breach of this agreement.

7.4	Return of Confidential Information upon termination or expiration of agreement

(1)	Upon termination or expiration of this agreement and subject to legal requirements:
(a)	CHH must return to the Buyer, procure the return to the Buyer or destroy (at CHH’s option), all Confidential Information of the Buyer and its Related Companies and other materials relating to the Buyer and its Related Companies (other than the records which CHH is required by law to retain) acquired by CHH or its employees, agents and contractors under or as a result of this agreement (including in relation to the Buyer’s payroll and accounting and financial data and information);

(b)	the Buyer must return to CHH, procure the return to CHH or destroy (at the Buyer’s option) all Confidential Information of CHH and its Related Companies and other materials relating to CHH and its Related Companies (other than records which Buyer is required by law to retain) acquired by the Buyer or its employees, agents and contractors under or as a result of this agreement; and

(c)	each party must promptly certify in writing to the other party that it has complied with its obligations under this clause 7.4.
(2)	As soon as reasonably practicable and in any event no later than 30 days after the expiration or termination of this agreement or a Transition Service, CHH will, at its cost, handover to the Buyer any files relating to the expired or terminated Transition Service which CHH has in its possession which are specific to the Business and are necessary to enable the Buyer to carry out the same function previously covered by the relevant Transition Service.

7.5	Survival

The obligations of each party under this clause 7 survive termination or expiration of this agreement.

8	CHH Employees

8.1	Nature of relationship

At all times during the provision of the Transition Services:
(a)	any employee of CHH who provides the Transition Services will remain an employee of CHH; and

(b)	nothing in this agreement will be taken as creating an employment relationship between any employee of CHH who provides the Transition Services and the Buyer.
8.2	No offers of employment

A party to this agreement must not, without the written consent of the other party, make any offer of employment, or assist any other person to make an offer of employment, to employees of the other party during the Term. For one year after the termination of this agreement, a party to this agreement, either itself or through a third party, must not solicit the services of any employee of the other party, provided that the foregoing shall not apply to where an employee of the other party responds to a general solicitation of employment through publication of vacant positions or a third party agent not directed at employees of the other party.

8.3	CHH employees at Whakatane Mill

To enable CHH to carry out the IT Transition Services in Schedule 2, CHH will locate certain staff at the Whakatane Mill as CHH deems reasonably necessary. The Buyer will provide workspace as is reasonably necessary, and at no cost to CHH, to accommodate any such CHH staff which are permanently or temporarily located at the Whakatane Mill. As at the commencement of this agreement, there will be 4 permanent CHH staff members located at the Whakatane Mill. CHH will not increase the number of permanent staff members located at the Whakatane Mill without the consent of the Buyer (such consent not to be unreasonably withheld or delayed).
8.4	Buyer employee at CHH site

The Buyer employs 1 sales employee in Auckland. CHH will provide workspace as is reasonably necessary, at no cost to the Buyer, to accommodate that same sales employee of the Buyer, or a replacement employee as the Buyer gives notice of to CHH. As at the commencement of this agreement, the Buyer’s sales employee will be located at CHH’s Penrose Mill site. CHH will be entitled on notice to the Buyer to relocate such sales employee to another workspace within Auckland.

8.5	Secondment of Australian Staff

(1)	As at Completion, a Related Company of CHH employed two persons in Australia whose primary function is technical, marketing and customer services for the Whakatane Mill (Australian Staff). The parties wish to have another subsidiary of the Buyer become the employer of the Australian Staff shortly after Completion. Until such time as the employer of the Australian Staff has changed, CHH will procure the current employer of the Australian Staff to second the Australian Staff to the Buyer for the purpose of performing the same duties as carried on by them as at Completion.

(2)	CHH will provide workspace as is reasonably necessary, at no cost to the Buyer, to accommodate the Australian Staff. The Buyer will reimburse CHH (and each of its Related Companies) for all employment related costs of the Australian Staff incurred by CHH or its Related Companies in respect of their secondment to the Buyer. Reimbursement by the Buyer of such costs will be made in the manner specified in clause 4(2) of this Agreement.

8.6	Intellectual Property

All right, title and interest in any intellectual property (including copyright, patent or design rights) discovered, invented, developed, modified or improved by any employee of CHH providing the Transition Services, either on his own or jointly with others, will be the sole and exclusive property of CHH, provided that where any intellectual property (including copyright, patent or design rights) is discovered, invented, developed, modified or improved directly involving assets owned by the Buyer, such intellectual property shall be jointly owned by CHH and the Buyer, in which case CHH and the Buyer each grant the other a royalty-free, transferable license in perpetuity to use such intellectual property as each sees fits.

9	Prudential Requirements and Debtor Insurance

(1)	Electricity is supplied to the Whakatane Mill, and certain other CHH sites, under the terms of the electricity spot market services agreement dated 18 August 2008 between CHH and TrustPower Limited (TrustPower Agreement). The remainder of CHH sites receive electricity under another electricity spot market services agreement between CHH and a third party (Other Spot Agreement). CHH offsets its prudential requirements under the TrustPower Agreement with CHH’s electricity generation at its Kinleith mill. Accordingly, there is no prudential payment made by CHH to TrustPower Limited under the TrustPower Agreement. CHH is required to pay a fee under the Other Spot Agreement in order to avoid the requirement to post prudential. This fee is then internally on-charged to all the Carter Holt Harvey group sites on the basis of their electricity consumption.

(2)	CHH and the Buyer intend that after Completion, the Buyer will enter into a new agreement with TrustPower on substantially the same terms and conditions as the TrustPower Agreement (Replacement Agreement).

(3)	If TrustPower requires in the terms of the Replacement Agreement that the Buyer meet prudential requirements by providing acceptable security to TrustPower (Prudential Requirements), CHH will meet those Prudential Requirements on the Buyer’s behalf, provided that:
(a)	CHH can meet the Prudential Requirements on the same terms and conditions and in the same manner as CHH meets the prudential requirements under the TrustPower Agreement as at the date of this Agreement; and

(b)	TrustPower is agreeable to CHH meeting the Prudential Requirements on the Buyer’s behalf.
(4)	On receipt of a valid tax invoice, the Buyer shall pay CHH or its agent (as notified to the Buyer from time to time) a fee for meeting the Prudential Requirements. Such fee will be calculated in the same manner as the fees paid by the other Carter Holt Harvey group sites whose prudential requirements are covered by CHH (or one of its Related Companies) in the same manner (in accordance with clause 9(1)).

(5)	If at any time during the Term, the provisos in clauses 9(3)(a) and 9(3)(b) cease to be true, or CHH terminates this agreement in respect of the Prudential Requirements under clause 14.5(1)(b), CHH may cease immediately to meet the Prudential Requirements on behalf of the Buyer and the Buyer shall be responsible to meet such Prudential Requirements itself. CHH shall not be liable to the Buyer for any loss, damage, liability, cost or expense incurred or suffered by it which arises from such action or if the Buyer is unable to meet the Prudential Requirements subsequently set by TrustPower Limited.

(6)	As at the date of this agreement, the Pulp and Paper division of CHH holds an insurance policy in relation to payment default by its debtors (Debtor Insurance). At the Buyer’s request and provided that CHH is providing the Buyer with Credit Control Transition Services as set out in Schedule 1, CHH will use its reasonable endeavours to extend the Debtor Insurance to cover the Buyer in relation to the Business as an insured party. If CHH is able to extend the Debtor Insurance to cover the Buyer, then the Buyer:
(a)	must comply with the obligations of an insured party under the policy for the Debtor Insurance;

(b)	must not take any action or omit to anything which would be likely to affect CHH’s ability to maintain its existing Debtor Insurance or obtain replacement debtor insurance on substantially similar terms, provided that the Buyer making claims against the Debtor Insurance will not, by itself, constitute a breach of this subclause;

(c)	will pay on a monthly basis to CHH a portion of the premium payable by CHH for the Debtor Insurance. Such portion of the premium will be calculated in the same manner as the portions paid by the other CHH Pulp and Paper division sites who take the benefit of the Debtor Insurance, provided that if as a result of extending the Debtor Insurance to cover the Buyer, the insurer levies a higher premium than the premium applied immediately prior to extending the Debtor Insurance, then the Buyer will also pay the difference between the two premiums.
(7)	The Buyer may at any time give notice to CHH that the Buyer no longer wishes to be covered by the Debtor Insurance provided that the Buyer must pay any fees or costs levied by the insurer in order to vary the Debtor Insurance policy so as to exclude the Buyer.

10	Australian exports

10.1	Application for ABN number

The Buyer will, as soon as practicable after Completion, obtain an Australian Business Number (ABN) to enable it to export its products to customers in Australia on DDU terms. The Buyer will advise CHH once it has obtained an ABN for such purpose.

10.2	Resale arrangements

Pending issue to the Buyer of an ABN as referred to in clause 10.1, CHH will, on request from the Buyer, purchase product manufactured by the Buyer intended to be exported to Australia (provided that there is a nominated purchaser of those products from CHH). CHH will comply with all reasonable directions of the Buyer for purposes of this clause provided that CHH will not be obliged to:
(a)	take any action in breach of any applicable Law; or

(b)	incur any cost or liability unless the Buyer has agreed to fully reimburse CHH for any such cost or liability to the reasonable satisfaction of CHH.
CHH will cease to have any further obligations under this clause 10 upon the earlier of the Buyer obtaining an ABN as referred to in clause 10.1 and the date which is two months after the date of Completion.

11	Limitation of liability and warranties

11.1	Limited liability per claim

Subject to clauses 11.2 and 11.3, the liability of either party under this agreement shall be limited to $100,000 per claim or series of related claims.

11.2	Liability for negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s gross negligence or wilful act or wilful omission shall not be subject to the limitations in clauses 11.1 and 11.4.

11.3	Limited aggregate liability

Other than in respect of the Buyer’s obligation to pay the costs and fees invoiced under this agreement, the liability of either party under this agreement shall be limited in any 12 month period commencing as from the Commencement Date to $1,000,000.

11.4	Exclusion of liability

Subject to clause 11.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this agreement.

11.5	Time limit

No claim in relation to this agreement may be made against CHH more than twelve (12) months after expiry of the Term, or in relation to the provision of a Transition Service or other service which terminates prior to the expiry of the Term, more than twelve (12) months after the provision of that Transition Service or other service terminates.

11.6	No warranties

Except as set out in clause 11.7, there are no warranties (either express or implied and to the maximum extent that the parties are able by law to contract out of any statutory warranties) under this agreement in relation to the Transition Services or the delivery of them.

11.7	Mutual representations and warranties

Each party represents and warrants to the other parties as at the date of this agreement, and at all times after the date of this agreement, that:
(a)	it has full power and authority to enter into, perform and observe its obligations under this agreement;

(b)	to its knowledge there are no actions, claims, proceedings or investigations pending or threatened against it or by it which may have a material effect on the subject matter of this agreement;

(c)	it has all licences, authorisations, consents, approvals and permits required by applicable Law in order to perform its obligations under this agreement, and otherwise complies with all Laws applicable to the performance of those obligations; and

(d)	it will at all times comply with any applicable Law or industry standards.
12	Force majeure

(1)	Neither party will be liable for any failure to perform its obligations under this agreement where such failure is due to a Force Majeure Event, provided that the affected party:
(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
(2)	Either party may terminate this agreement in whole or in part to the extent the other party’s performance of its obligations under this agreement is materially affected by a Force Majeure Event lasting more than 20 days.

(3)	If CHH is unable to provide any of the services due to a Force Majeure Event, then the Buyer may purchase or source the relevant services from a third party while the Force Majeure Event continues.

13	Relationship with Asset Purchase Agreement

13.1	Inconsistency

In respect of transitional issues, if any inconsistency arises between this agreement and the Asset Purchase Agreement, this agreement will prevail to the extent of that inconsistency.

13.2	Breach of termination

A breach or termination of this agreement will have no effect on the operation or validity of the Asset Purchase Agreement.

14	Termination

14.1	Termination of agreement for cause

If any party (Defaulting Party) commits a material breach of this agreement, which is not capable of being remedied, or if the breach is capable of being remedied, is not remedied within 30 days after notice of such breach from the other party (Notifying Party), then the Notifying Party may:
(a)	if the breach relates to a particular Transition Service or other service provided under this agreement, terminate the provisions of this agreement to the extent they relate to that Transition Service or other service; or

(b)	terminate this agreement,
in each case by giving 30 days prior written notice to the Defaulting Party. If the Buyer chooses to terminate some but not all of the Transition Services or other services provided under the agreement, the Buyer will not be required to pay for those Transition Services or other services that are terminated.

14.2	Termination for insolvency

A party may terminate this agreement immediately by notice in writing to the other party if any step is taken to appoint a receiver, a receiver and manager, a provision liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.

14.3	Mutually agreed termination

The parties may mutually agree in writing to terminate this agreement prior to the expiry of the Term. Where the parties agree to terminate some but not all of the Transition Services or other services prior to the expiry of the Term, the Buyer will not be required to pay for those Transition Services or other services that are terminated.

14.4	Termination by the Buyer

(1)	At any time during the Term, the Buyer may provide CHH with a written notice terminating this agreement in respect of:
(a)	all or some of the Transition Services, with effect from the date which is not less than 3 months after the termination notice is provided to CHH; and

(b)	the Lease, with effect from the date which is not less than 3 months after the termination notice is provided to CHH.
(2)	The Buyer may not terminate part of an individual Transition Service, such individual Transition Services being those listed in the column headed ‘Transition Services’ in Schedule 1. If the Buyer chooses to terminate some but not all the Transition Services the Buyer will not be required to pay for those Transition Services that are terminated.

14.5	Termination by CHH

(1)	CHH may terminate this agreement in respect of:
(a)	all of the Transition Services, upon a change of control of either party by giving not less than 6 months notice, provided that notice cannot be given before 1 May 2011;

(b)	the Prudential Requirements and Debtor Insurance, upon a change of control of either party, with effect from the date on which such change of control occurs; and

(c)	the Lease, with effect from the date which is not less than 6 months after the termination notice is provided to the Buyer.
(2)	For the purposes of this agreement, change of control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart; or

(b)	a sale of the majority of the assets comprising the Whakatane Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(c)	a sale of the majority of the assets of CHH to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
14.6	Consequences of termination

(1)	Without prejudice to the obligations of the parties under clause 7.4, as soon as reasonably practicable and in any event no later than 30 days after the expiration or termination of this agreement, each party must return or procure the return of the property of the other party to that other party at no additional cost.

(2)	On termination of the IT Transition Services:
(a)	CHH will be responsible for the separation, and costs of such separation, of any IT assets which are at that time owned by, or exclusively licensed to, the Buyer from CHH’s IT assets and infrastructure;

(b)	the Buyer will be responsible for the connection, and costs of such connection, of any IT assets which are at that time owned by, or exclusively licensed to, the Buyer to the Buyer’s IT assets and infrastructure;

(c)	notwithstanding clause 13.6(2)(a), CHH will have no obligation to transfer to the Buyer any software or other IT licence used to provide the Transition Services pursuant to this agreement (or incur any licensor’s costs to effect any such transfer); and

(d)	CHH will consult with the Buyer about the IT assets and infrastructure that are required to replace the licences referred to in clause 13.6(2)(c) and CHH will use its reasonable endeavours (without any obligation to incur costs) to assist the Buyer to achieve an uninterrupted transition of IT services once the Buyer ceases to have the benefit of those licences.
(3)	In the event that the IT Transition Services are terminated in part during the Term, the parties will perform their obligations under clause 13.6(2) to the extent of the licences and particular assets of the parties which are relevant to the terminated Transition Services.

15	Dispute resolution process

15.1	Procedure

If any dispute arises between the parties under or in connection with this agreement:
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
15.2	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified, either party may require the dispute to be referred to an Independent Expert as defined in clause 15.4. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

15.3	Confidentiality

The parties will hold confidential, unless otherwise required by Law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 15.

15.4 Independent Expert

The Independent Expert will be appointed in accordance with the following provisions:
(a)	the Independent Expert will be appointed by both parties or, where the parties cannot agree within 14 days, appointed by:
(A)	in relation to disputes regarding fees, the chairperson of the Auckland branch of the Institute of Chartered Accountants of New Zealand; and

(B)	in relation to all other disputes, the President of the New Zealand Law Society;
(b)	the Independent Expert will act as an expert and not as an arbitrator and the Law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
16	General

16.1	Notices

(1)	The particulars for delivery of notices are initially:

Carter Holt Harvey Limited

Address:	Physical address
Kinleith Site State
Highway 1 Kinleith
Tokoroa 3491

Postal address
Private Bag 6
Tokoroa 3444
Attention:	Karl Klinge
Telephone:	(07) 885 5999
Facsimile:	(07) 886 3614
Email:	Karl.Klinge@chh.co.nz

Copy to each of the persons named below:

Carter Holt Harvey Limited

Address:	173 Captain Springs Road
Te Papapa
Private Bag 92-106
Auckland 1142
Attention:	Business Legal Counsel — Pulp, Paper and Packaging
Facsimile:	(09) 633 0601

Rank Group Limited

Address:	Level Nine
148 Quay Street
PO Box 3515
Auckland
Attention:	Greg Cole
Facsimile:	(09) 366 6263
Email:	Greg.Cole@rankgroup.co.nz

Rank Group Limited

Address:	Level Nine
148 Quay Street
PO Box 3515
Auckland
Attention:	Helen Golding
Facsimile:	(09) 366 6263
Email:	Helen.Golding@rankgroup.co.nz

The Buyer

Address:	Mill Road
Whakatane
Attention:	Graham Millar
Telephone:	(07) 306 3800
Facsimile:	(07) 306 3655[●]
Email:	Graham.Millar@chh.co.nz[●]

Copy to each of the persons named below:

SIG Group

Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
Attention:	Marco Haussener
Facsimile:	0041 52 674 7200
Email:	Marco.Haussener@sig.biz

SIG Group

Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
Attention:	Daniel Petitpierre
Facsimile:	0041 52 674 6556
Email:	Daniel.Petitpierre@sig.biz
(2)	Any notice, demand, consent or other communication given or made under this agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 16.1(1);

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 16.1(1);

(c)	sent by fax to the fax number set out or referred to in clause 16.1(1);

(d)	sent by email to the email address set out or referred to in clause 16.1(1); or

(e)	given in any other way permitted by law.
However, if the intended recipient has notified a changed postal address, physical address, fax number or email address then the communication must be to that address or number.

(3)	A Notice takes effect from the time it is received unless a later time is specified.
(a)	If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside New Zealand).

(b)	If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

(c)	If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

(4)	If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is not a Business Day in the place of receipt, or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is a Business Day in that place.
16.2	Governing law and jurisdiction

This agreement is governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

16.3	Prohibition and enforceability

(1)	Any provision of, or the application of any provision of, this agreement which is void, illegal, unenforceable or prohibited in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(2)	The application of this clause is not limited by any other provision of this agreement in relation to severability, prohibition or enforceability.

16.4	Waivers

(1)	Waiver of any right, power, authority, discretion or remedy arising on a breach of or default under this agreement must be in writing and signed by the party granting the waiver.

(2)	A party is not entitled to rely on the conduct of another party or on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this agreement or default under this agreement as constituting a waiver of that right, power, authority, discretion or remedy.

16.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

16.6	Further assurances

Each party must do all reasonable things necessary to give full effect to this agreement and the transactions contemplated by this agreement.

16.7	Entire agreement

This agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties.

16.8	Counterparts

This agreement may be executed in any number of counterparts. It comprises all the counterparts, taken together.

16.9	Subcontracting

(1)	CHH may:
(a)	subcontract any of the Transition Services to be performed to a third party service provider. CHH remains responsible for the performance of its obligations under this agreement and subject to clause 10, bears the risk of the subcontracting arrangement; and

(b)	replace one third party service provider for another provided that there are no material adverse effects on the Transition Services supplied to the Buyer.
(2)	CHH is responsible for coordinating the activities of its respective third party service providers to provide all necessary inputs to enable them to perform CHH’s obligations under this agreement.

(3)	If CHH engages a Related Company to perform any of the Transition Services, CHH will be treated as if it provides those Transition Services for the purposes of this agreement.

16.10	Relationship of the parties

(1)	The parties are independent contractors and nothing in this agreement creates a relationship of joint venture, partnership or principal or agent between any of the parties.

(2)	A party must not act as if, or request or attempt to request to any person that, any such relationship exists.

(3)	No party may attempt to bind or impose any obligation on any other party or incur any joint liability without the prior written consent of the other party except as set out in this agreement.

16.11	Costs and expenses

(1)	Each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement.

(2)	Any action to be taken by the parties in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

Executed as an agreement

Executed by Carter Holt Harvey Limited

sign here►	ROBERT BALLEY Authorised signatory

print name	ROBERT BALLEY

Buyer

Executed by Whakatane Mill Limited

sign here►	ROBERT BALLEY Authorised Signatory

print name	ROBERT BALLEY

Schedule 1
Transition Services

	Transition Service	Description	Fees
1.	Payroll
(i)  Weekly and monthly wage and salaries calculations and payments, including the provision of payslips to the site
(ii)  Master data processes for new employees, terminated employees and changes to employees master data
(iii)  Updates to rates and allowances master data as the result of new or changed site employment agreements
(iv)  Provision of annual leave and long service leave reporting
(v)  Responding to ad hoc questions from site representatives
$5,388.08 per month (based on 2010 budget of $64,657)

2.	Accounts Payable	(i) Processing and management of supplier invoices for payment (ii) Management of twice weekly, 20th and 30th of the month payment runs (iii) Responding to ad hoc questions from site representatives	$3,121.33 per month (based on 2010 budget of $37,456)

3.	Accounts Receivable
(i)   Processing and initial allocation of incoming customer receipts
(ii)  Management of relevant debtor clearing accounts
(iii)  Processing of customer refunds
(iv)  Management of the Buyer’s company credit cards and the associated Spendvision system
$345.50 per month (based on 2010 budget of $4,146)

4.	Cash management
(i)   Processing and management of incoming and outgoing banking transactions
(ii)  Processing and management of creditor payment runs and payroll payments, including provision of the board of the Buyer approved bank authorisations
(iii)  Maintenance of all banking related clearing accounts, including monthly bank reconciliations
(iv)  General administration of all banking matters including the provision of weekly actual cashflows
$4,965.75 per month (based on 2010 budget of $59,589)

5.	Corporate Services: Insurances
(i)   Liaising with brokers in relation to the provision of all insurances (excepting ACC)
(ii)  Processing and management of claims payments
(iii)  Allocation and processing of insurance costs through to the Whakatane Mill
$1,000 per month

	Transition Service	Description	Fees
Corporate Services: Accounting Operations	(i) Management of all central SAP processes including monthly and annual processes
(ii)  Processing of journal entries between Whakatane Mill and other Carter Holt Harvey business areas
(iii) Associated centralised tasks associated with the running of SAP
(iv)  Creation of monthly financial reporting electronic file for Whakatane Mill for SIG reporting purposes
(v)   Appoint contact people for reporting
$1,000 per month

	Corporate Services: Internal Audit	Provision of internal audit services to the Whakatane Mill	$1,000 per month

Corporate Services: ACC management
(i)   Assisting Whakatane Mill Limited to set up a Workplace Safety Management Practices Programme for ACC
(ii)  Assisting with the management of new claims
(iii)  Adhoc reporting requirements
(iv)  ACC audit preparation (if required)
$1,000 per month

	Corporate Services: HR Services	(i) Assisting with IR strategy and development (ii) Operational HR support (including recruitment, performance management, policy deployment and / or development and employee relations matters)	$1,000 per month

	Corporate Services: Credit Control	Provision of credit control services including liaising with insurance brokers in relation to Debtor Insurance	$1,000 per month

Corporate Services: Information Services on legal matters	Providing background information to and liaising as necessary with:
(i)    the Buyer’s external legal providers; and
(ii)    the in-house counsel for Related
		Companies of the Buyer for matters which relate to the Buyer	$600 per month

6.	IT	See Schedule 2	$90,298 per month (based on 2010 budget of $1,083,579)

7.	Procurement	Managing procurement of sulphuric acid, aluminium sulphate, caustic soda and other consumables which CHH also acquires for its own purposes or which CHH has access to via an existing or replacement procurement arrangement, and which are necessary to operate the Whakatane Mill.	$1,000 per month

8.	Energy Management	Managing the procurement of energy services (electricity, electricity lines services, gas, and coal) to the Whakatane Mill	$1,000 per month

Schedule 2
IT Services
CHH Infotech provides a first-line support service across all IT and Telecoms systems, providing users with a consistent, Service Level Agreement-based problem and incident management approach independent of the group providing next line support.
The Service Desk is manned currently 0700-1900 on business days but an on-call representative answers the same phone number at all other times. Outside working hours on-call representatives of all the infrastructure and application support teams support the Service Desk team. An on-call Operations Manager is available to escalate if a Service Level Agreement breach seems likely or a situation not envisaged by the Service Level Agreement occurs.
CHH Infotech provides a team of Service Delivery Managers who aim to be the customer champion within the Infotech organisation. The Service Delivery Manager for Whakatane Mill was formerly an employee of the Pulp & Paper business in the Central North Island. Service Delivery Managers form part of the on-call Duty Operations Managers team.
First Level and Second Level Support is provided, in general, by CHH Infotech or PPP IT with Third Level Support being provided by the various vendors. Fault or Administration Calls can be logged by email or phone, 24x7. During normal hours of operation, calls will be acknowledged within 2 hours and fixed as soon as possible using reasonable endeavours. Priority 1 or Priority 2 Calls (P1 or P2) will be responded to immediately 24x7 using reasonable endeavours to provide a solution.
CHH Infotech operates a formal IT Change Management regime aimed at minimising disruption of business due to IT change. The Change Management process is based on ITIL guidelines, full details of which are available from CHH infotech.
There is no formal Disaster Recovery (DR) for centralised shared services. There is, however, a project under way to reinstate DR for shared services and this is likely to be implemented in late 2010 and early 2011. Locally at Whakatane Mill, there are contingencies in place (or planned) for the core Mill Execution System, Elixir.
Set out below are the terms of the Service Level Agreement for the provision of IT Transition Services under this Agreement.
The systems and services set out in the tables below generally reflect the systems and services provided to the Whakatane Mill as at Completion. It is acknowledged that these systems and services will evolve over time to meet the reasonable needs of the parties and the parties will consult in good faith as to the systems and services the Whakatane Mill reasonably requires and which CHH Infotech is reasonably able to provide.

Service Desk (IT helpdesk), IT engineer based on site and Service Delivery Team	Infotech provides these services, with agreed service hours and levels, funded through a bundle of Service Lines.	Infotech	7am — 7pm NZT	On Call 24 x 7	P1 P2 faults will be dealt with immediately 24 x 7 using reasonable endeavours to resolve the problem.

P3 P4 P5 faults or requests will be responded to within 48 hours and resolved using reasonable endeavours.

Change and Configuration Management	Infotech manages changes to IT services to minimise disruption to Whakatane Mill activity. Infotech is responsible to consider interactions between components to maintain	Infotech	7am — 7pm NZT Changes are often implemented out of hours	Emergency Changes On Call	ITIL process

Wide Area Network (WAN)	Whakatane Mill is part of the Pulp, Paper & Packaging WAN managed by Infotech using Telecom NZ circuits.	Infotech	7am — 7pm NZT Subject to Telecom SLA	Reasonable endeavours	Telecom SLA available on request

internet Access: Firewall and Proxy	Whakatane Mill uses the central firewall and proxy provided by Infotech for Internet access (Including links to trading partners) and boundary defence.	Infotech	7am — 7pm NZT	Reasonable endeavours

Business Local Area Network (LAN)	Infotech manages a “business” LAN at Whakatane Mill, which is connected to the Wide Area Network.	Infotech	7am — 7pm NZT	On call 24 x 7 Reasonable endeavours

Email	Whakatane Mill staff use the central email gateway and security service provided by Infotech	Infotech	7am — 7pm NZT	Reasonable endeavours

Weighbridge	This application Is completely local to Whakatane, supported by Pulp, Paper & Packaging IT and Infotech.	PPP IT		Reasonable endeavours	Assets will transfer on sale.

PABX/ Telephony	Whakatane Mill has its own PABX, supported by Infotech (PABX first line support) and Cogent (PABX 2nd line support plus provision of outside phone lines). This PABX was installed in 2009.	Infotech	7am — 7pm NZT	Reasonable endeavours	The PABX Is under a support and maintenance agreement

Desktop/ Laptop	Whakatane Mill desktops will be owned by Whakatane Mill but supplied and supported by CHH	Infotech	7am — 7pm NZT	Reasonable endeavours	CHH provides Desktop Engineers or Remote Support to Whakatane Mill

Microsoft Office suite	Microsoft Office is deployed, maintained and supported by Infotech funded through the Desktop/Laptop Service Line charge.	Infotech	7am — 7pm NZT	Reasonable endeavours	—

Sharepoint is a simple web content management package.	Hosted at Captain Springs Road, managed by Infotech.	Infotech	7am — 7pm NZT	Reasonable endeavours	—

HR Workflow	Within Sharepoint	Infotech	7am — 7pm NZT	Reasonable endeavours	—

Contracts Library holds records of contracts	Within Sharepoint	Infotech	7am — 7pm NZT	Reasonable endeavours	—

CHRIS (payroll)/Kronos (time clocking/ wages rules)	Hosted on shared hardware at CSR, supported by Infotech and vendor	Infotech	7am — 7pm NZT	Reasonable endeavours	—

HFM financial consolidation and reporting	Hosted at Rank Group	Infotech	7am — 7pm NZT	Reasonable endeavours	—

Internet Sites	Externally designed, may have been converted into Sharepoint. Hosted in Captain Springs Road in DMZ facing Internet.	Infotech	7am — 7pm NZT	Reasonable endeavours	If hosted by Infotech

Spendvision travel expenses management system	Externally hosted and linked to credit cards.	n/a	- n/a	Reasonable endeavours	Externally hosted

Payables bureau service processing suppliers’ physical invoices into SAP	Combination of a third party scanning service and Carter Holt Harvey corporate Accounts Payable staff.	Infotech	7am — 7pm NZT	Reasonable endeavours

WebMethods	Infotech hosts and maintains WebMethods for Pulp, Paper & Packaging at Captain Springs Road.	Infotech	7am — 7pm NZT	n/a	Next business day- best endeavours

Elixir is a complete Manufacturing Execution System. It can support the mill’s order entry, production planning, trimming and wrapping, inventory, loading, shipping, and invoicing.	Whakatane Mill is one of four Pulp, Paper & Packaging mills running an old Elixir version, Whakatane Mill has its own Stratus Continuum hardware running the VOS Operating System on site, and there is a similar platform at Kinleith. A project Is In progress to upgrade these to Elixir On Windows (EOW) in June 2010.	PPP IT	8am — 5pm NZT	On call service 3 tiered support	Level 1 via Infotech help desk, can be escalated to level 2 by business if response not received within 1 hour.

Level 2 = PPPIT on call staff (24x7) work with business owner until resolved or escalated to level 3

Level 3 = Vendor (MAJIQ) response time 2 hours
Resolution on case by case basis — best endeavours

Replix is a live reporting cache for Elixir data.	Servers at Whakatane managed by Pulp, Paper & Packaging IT team, holding purely Whakatane data.	PPP IT	8am — 5pm NZT	n/a	Next business day- best endeavours

SCOL is a web-based system allowing customers to place orders and review delivery schedules. Business processing is handled by Elixir.	SCOL is hosted in CSR but accessing data held within Elixir and Replix at Whakatane. SCOL is managed by PPP IT. It was developed from Tietonator source code by a then employee of Pulp, Paper & Packaging who has subsequently been available to make modifications as a contractor.	PPP IT	8am — 5pm NZT	n/a	Next business day- best endeavours

Quickview is the Client component of Elixir used at the ports, Carter Holt Harvey’s Lodestar shipping and logistics service provider, outside Sales offices etc.	The Quickview version is tied to the version of Elixir. The same Quickview users who provide services to Whakatane Mill also service the other Pulp, Paper & Packaging mills.	PPP IT	8am — 5pm NZT	On call service 3 tiered support	Level 1 via Infotech help desk, can be escalated to level 2 by business if response not received within 1 hour.

Level 2 = PPPIT on call staff (24x7) work with business owner until resolved or escalated to level 3

Level 3 = Vendor (MAJIQ) response time 2 hours

Resolution on case by case basis — best endeavours

MOPS is a Manufacturing Information Warehouse which specialises in applications that automate production loss time reports, analyse and report quality information, and track machine equipment performance.
The MOPS instance at Whakatane Mill is completely local, supported by the Pulp, Paper & Packaging IT team. Whakatane Mill uses old DEC/Compaq Alpha hardware with no manufacturer support contract, but the Pulp, Paper & Packaging IT team instead sources spares on the secondhand market.	PPP IT	8am — 5pm NZT	On call service 3 tiered support	Level 1 via Infotech help desk, can be escalated to level 2 by business if response not received within 1 hour.

Level 2 = PPPIT on call staff (24x7) work with business owner until resolved or escalated to level 3

Level 3 = Vendor (Mossy’s) Resolution on case by case basis – best endeavours

SAP	Whakatane Mill uses Pulp, Paper & Packaging’s SAP 4.5b resource to manage the Financial, Procurement Plant Maintenance and Logistics business processes. Infotech hosts SAP at Captain Springs Road (Auckland Head Office) SAP imports invoices generated in Elixir via the Carter Holt Harvey Pulp, Paper & Packaging WebMethods instance.	PPP IT or Infotech	8am — 5pm NZT	n/a	Next business day- best endeavours

Weighbridge	This application is completely local to Whakatane, supported by Pulp, Paper & Packaging IT and Infotech.	PPP IT	8am — 5pm NZT	Reasonable endeavours	Assets will transfer on sale.

PABX/ Telephony	Whakatane Mill has its own PABX, supported by Infotech (PABX first line support) and Cogent (PABX 2nd line support plus provision of outside phone lines). This PABX was installed in 2009.	Infotech/ Cogent	8am — 5pm NZT	Reasonable endeavours	Vendor support (Cogent)

Other PC-based minor applications	Minor applications are supported by Infotech. In many cases they are deployed through the Activate and SMS systems managed by Infotech for this purpose.	PPP IT	8am — 5pm NZT	Reasonable endeavours	Next business day

Application Servers	Four application servers run minor applications at Whakatane Mill, all on Windows supported by the Pulp, Paper & Packaging IT team.	PPP IT	8am — 5pm NZT	n/a	Next business day

Other infrastructure	Terminal servers, Radio Frequency equipment and label printers are supported by the Pulp, Paper & Packaging IT team.	PPP IT	8am — 5pm NZT	On call service 3 tiered support	Level 1 via Infotech help desk, can be escalated to level 2 by business if response not received within 1 hour.

Level 2 = PPPIT on call staff (24x7) work with business owner until resolved or escalated to level 3

Level 3 = Vendor (MAJIQ) response time 2 hours

Resolution on case by case basis — best endeavours

Microsoft Reporting Services	Whakatane Mill has its own instance of Microsoft Reporting Services 2000 hosted on site and supported by Pulp, Paper & Packaging IT. It is widely used by Pulp, Paper & Packaging for Whakatane data.	PPP IT	8am — 5pm NZT	N/A	Next business day

E-Cargo	Hosted externally, managed by e-Cargo Ltd	PPP IT	8am — 5pm NZT	N/A	Next business day — Vendor

CubelQ container packing optimisation	Single instance on local PC	PPP IT	8am — 5pm NZT	N/A	Next business day

IT Systems and related components used by the Whakatane Mill

Elixir		Whakatane Mill		PPPIS	Elixir is the manufacturing system at Whakatane. Order acceptance to invoicing. Runs manufacturing site as well as remote warehouses in Tauranga and Auckland. Server is currently locally based at Whakatane.

	VOS — Operating System	Whakatane Mill		PPPIS	Stratus Operating System

	Quikview — Desktop client for Elixir	Whakatane Mill	85	PPPIS	Desktop Client for Elixir

	Replix	Whakatane Mill	NA	PPPIS	Linked to Elixir — SQL 2000 reporting DB -Real time Interface used for SCOL links and Microsoft reporting services (ad hoc reporting)

	SCOL — Customer Web front end for order placement and tracking	Captain Springs Road Onehunga	NA	PPPIS	Customer Front end for Elixir Developed in Microsoft ,NET. Uses XML transactions into Elixir for Order placement. Links to Replix DB’s at Whakatane and Kinleith for Order tracking (Shared App)

	Ghostview	Whakatane Mill	Freeware	PPPIS	Freeware used to run Elixir fixed reports to desktop rather than printer. Does Postscript conversion

MOPS/PQIS		Whakatane Mill	Unlimited	PPPIS	Production tracking and alerts. Oracle DB, some reporting linked to MS reporting services

SAP		Captain Springs Road Onehunga	72	Infotech/ Oxygen/ PPPIS	Centrally located In Auckland Elixir interface for financials and credit control. Also used for plant maintenance(Shared App)

Web Methods		Captain Springs Road Onehunga	NA	Infotech/ Oxygen/ PPPIS	Middleware for SAP, Elixir and customer facing interfaces and business to business links(Shared App)

Weighbridge		Whakatane Mill	10	PPPIS	Sensotronics linked to SAP for payments to vendors

PABX		Whakatane Mill	100?	Infotech	On site telephone system

Desktop/Laptop		Whakatane Mill	121	Infotech	Desktop Hardware

Microsoft Office suite		Whakatane Mill	121	Infotech	Standard Office tools -Word/Excel/Powerpoint/Outlook

Flle/Prlnt/Exchange		Whakatane Mill	121	Infotech	Email and Print server

Application Servers

	Local Resource & Intranet	Whakatane Mill		PPPIS	Minor Apps

	Whakatane FaxServer	Whakatane Mill		PPPIS	Minor Apps

	Whakatane Mill Site Server	Whakatane Mill		Infotech	Minor Apps

	Process SQL Server	Whakatane Mill		PPPIS	Minor Apps

Infrastructure	Wide Area network access	Ail	NA	Infotech	Connection to CHH Wide area Network

Microsoft reporting Services		Kinleith Mill		PPPIS	Web based reporting from Elixir and merged data. Also scheduled reports

Sharepoint		Captain Springs Road Onehunga	Web	Infotech	Web portal for Mill wide communication and training documentation

E-Cargo		Whakatane mill/Ecargo	4	E-Cargo	Hosted but with client load — Logistics and freight invoice tracking

CubelQ		Whakatane Mill	2	PPPIS	Container packing app used by export customer services (1 user)

CHRIS		Captain Springs Road Onehunga	223	Infotech	Payroll and HR

HR		Captain Springs Road Onehunga	223	Infotech	Payroll and HR

HFM			NA	Corporate	Financial consolidation done at corporate level no access at site

PICRS		Kinleith Mill	6?	Apollo Consulting	Capital projects implementation and tracking

Schedule 3

Map of leased areas